Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER FISCAL 2019 FINANCIAL RESULTS

Roanoke, Va., June 11, 2019 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its second quarter ended April 30, 2019.

OCC reported net sales growth and significant progress in the Company’s efforts to enhance throughput and operational efficiency since the first quarter of fiscal year 2019. While OCC did not reach the record-breaking performance achieved in the second quarter of last year, the Company grew net sales in international markets and in many specialty markets during the second quarter of fiscal year 2019.

Second Quarter 2019 Financial Results

Consolidated net sales were $19.0 million in the second quarter of fiscal year 2019, a decrease of 29.5% compared to the record net sales of $26.9 million in the second quarter of fiscal year 2018. The year-over-year decrease in net sales reflects a number of large orders from one customer in the second quarter of fiscal year 2018 that did not recur at the same levels in the second quarter of fiscal year 2019. Net sales to this customer decreased $9.1 million in the second quarter of fiscal 2019.

OCC reported increased net sales to customers outside of the United States of 16.0% in the second quarter of fiscal year 2019 compared to the same period last year. The Company experienced a year-over-year decrease in net sales in its enterprise and wireless carrier markets in the second quarter of fiscal year 2019, partially offset by increases in other specialty markets.

Optical Cable Corp. – Second Quarter 2019 Earnings Release

Net sales increased 13.2% in the second quarter of fiscal year 2019, compared to net sales of $16.8 million for the first quarter of fiscal year 2019, with increases in both the enterprise markets and specialty markets, including the wireless carrier market. The improvement in sequential net sales was primarily the result of significant progress in the Company’s efforts to enhance throughput and operational efficiency.

Gross profit was $5.3 million in the second quarter of fiscal year 2019, compared to gross profit of $9.0 million in the same period last year. Gross profit margin, or gross profit as a percentage of net sales, was 28.0% in the second quarter of fiscal year 2019 compared to 33.3% for the same period in fiscal year 2018.

Gross profit increased 49.0% in the second quarter of fiscal year 2019, compared to the first quarter of fiscal year 2019. This sequential increase was driven by a focus on operational efficiency and cost control during the second quarter of fiscal 2019, including by addressing throughput constraints and inefficiencies experienced in the Company’s Roanoke facility that occurred during the first quarter of fiscal year 2019.

SG&A expenses decreased 21.9% to $5.8 million during the second quarter of fiscal year 2019, compared to $7.4 million for the second quarter of fiscal year 2018. The decrease in SG&A expenses was primarily the result of decreases in employee related costs including employee incentives and share-based compensation expense.

SG&A expenses sequentially decreased $977,000, or 14.7%, during the second quarter of fiscal 2019 compared to the first quarter of fiscal year 2019.

For the second quarter of fiscal year 2019, OCC recorded a net loss of $617,000, or $0.08 per basic and diluted share, compared to net income of $1.4 million, or $0.18 per basic and diluted share, for the second quarter of fiscal year 2018.

Fiscal Year-to-Date 2019 Financial Results

Consolidated net sales for the first half of fiscal year 2019 decreased 19.6% to $35.7 million, compared to net sales of $44.4 million for the first half of fiscal year 2018. The year-over-year decrease in net sales is the result of a number of large orders from one customer in the first half of fiscal year 2018 that did not recur at the same levels in the first half of fiscal year 2019. Net sales to this customer decreased $10.1 million in the first half of fiscal year 2019.

Net sales to customers outside of the United States decreased less than one percent in the first half of fiscal year 2019 compared to the same period last year. The Company also experienced a year-over-year decrease in net sales in its enterprise and wireless carrier markets in the first half of fiscal year 2019, partially offset by increases in other specialty markets.

OCC reported gross profit of $8.9 million in the first half of fiscal year 2019, a decrease of 37.5% compared to gross profit of $14.2 million in the first half of fiscal year 2018. Gross profit margin was 24.8% in the first half of fiscal year 2019 compared to 31.9% for the same period in fiscal year 2018.

Optical Cable Corp. – Second Quarter 2019 Earnings Release

OCC’s gross profit margin percentages are heavily dependent upon product mix on a quarterly basis, which continued to be a factor putting downward pressure on the Company’s gross profit margin during the second quarter and first half of fiscal year 2019. Additionally, despite the progress made improving manufacturing throughput and efficiency in the second quarter of fiscal 2019, gross profit margin in the second quarter and first half of fiscal year 2019 was impacted by throughput constraints and inefficiencies at the Company’s Roanoke facility. These constraints and inefficiencies resulted from the expansion, training, and restructuring of its manufacturing workforce and from process changes─initiatives intended to increase throughput and efficiency in order to meet increased product demand over the short- and long-term.

SG&A expenses decreased 3.1% to $12.6 million during the first half of fiscal year 2019 from $13.0 million for the first half of fiscal year 2018. The decrease in SG&A expenses during the first half of fiscal year 2019 compared to the first half of fiscal year 2018 was primarily the result of decreases in employee related costs including decreases in employee incentives and commissions, partially offset by increases in compensation costs, due primarily to new hires, net of terminations, in the Roanoke facility.

OCC recorded a net loss of $3.9 million, or $0.53 per basic and diluted share, for the first half of fiscal year 2019, compared to net income of $981,000, or $0.13 per basic and diluted share, for the first half of fiscal year 2018.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “We are pleased by the continued demand for OCC’s comprehensive suite of innovative and integrated solutions. While our results reflect the reduction of orders from a significant customer, we continued to drive sales growth across our markets—particularly in certain specialty markets. During the second quarter we also made progress in our efforts to improve throughput and efficiency, addressing challenges that occurred early this fiscal year.”

Mr. Wilkin concluded, “Looking ahead in 2019, operating efficiently and executing our marketing initiatives to capture growth opportunities remain our top priorities. Our business is strong and we are excited about the opportunities we see to deliver enhanced shareholder value.”

Conference Call Information

As previously announced, OCC will host a conference call today, June 11, 2019, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 in the U.S. or (973) 935-2840 internationally, passcode 4883302. For interested individuals unable to join the call, a replay will be available through Tuesday, June 18, 2019 by dialing
(800) 585-8367 or (404) 537-3406, passcode 4883302. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

Optical Cable Corp. – Second Quarter 2019 Earnings Release

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2019 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,

	2019	2018	2019	2018

Net sales	$18,957	$26,887	$35,708	$44,439
Cost of goods sold	13,648	17,931	26,836	30,254

Gross profit	5,309	8,956	8,872	14,185

SG&A expenses	5,777	7,401	12,550	12,959
Royalty income, net	(2)	(12)	(1)	(17)
Amortization of intangible assets	9	9	19	16

Income (loss) from operations	(475)	1,558	(3,696)	1,227

Interest expense, net	(129)	(152)	(246)	(281)
Other, net	(8)	1	(8)	11
Other expense, net	(137)	(151)	(254)	(270)

Income (loss) before income taxes	(612)	1,407	(3,950)	957

Income tax expense (benefit)	5	16	(23)	(24)

Net income (loss)	$(617)	$1,391	$(3,927)	$981

Net income (loss) per share:
Basic and diluted	$(0.08)	$0.18	$(0.53)	$0.13

Weighted average shares outstanding:
Basic and diluted	7,318	7,675	7,450	7,490

--MORE--

Optical Cable Corp. – Second Quarter 2019 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30,	October 31,
	2019	2018
Cash	$311	$177
Trade accounts receivable, net	11,717	12,833
Inventories	20,243	17,475
Other current assets	483	562
Total current assets	32,754	31,047
Non-current assets	11,587	12,051
Total assets	$44,341	$43,098

Current liabilities	$10,192	$7,028
Non-current liabilities	11,244	9,259
Total liabilities	21,436	16,287
Total shareholders’ equity	22,905	26,811
Total liabilities and shareholders’ equity	$44,341	$43,098

###